Exhibit 99.1

Investor Contact:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 / 7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Addus HomeCare Reports Third Quarter 2010 Results

Third Quarter Financial Highlights

•	Total net service revenues grew 4.5% to $69.8 million

•	Home & Community segment net service revenues increased 6.4% to $57.3 million

•	Home Health segment net service revenues decreased 3.0% to $12.5 million

•	Net income of $1.5 million, or $0.14 per diluted share

Palatine, IL, November 4, 2010 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the three and nine months ended September 30, 2010.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “We are disappointed with our performance in the third quarter. While our largest division, Home & Community, performed well, our Home Health business was well below our expectations. However, we expect that Home Health will become a growing contributor due to the investments we’ve made.

“We remain focused on the Company’s accounts receivable collections and continue to make progress. In addition, the CarePro acquisition is proceeding smoothly and the business is performing in line with our expectations,” Heaney added.

Third Quarter Review

Total net service revenues for the quarter ended September 30, 2010 were $69.8 million, a 4.5% increase compared to $66.8 million in the prior year quarter. The acquisition of Advantage Health Systems, which we refer to as CarePro, contributed approximately $2.5 million in revenues in the third quarter.

Third quarter 2010 net income of $1.5 million, or $0.14 per diluted share, including $0.01 per share in acquisition related expenses, was based on 10.7 million diluted shares outstanding. This compares to net income after preferred stock dividends of $0.9 million, or $0.40 per diluted share based on 5.2 million diluted shares outstanding, in the prior year period. Net income in the third quarter of 2009 before preferred stock dividends was $2.1 million.

Addus HomeCare Reports Third Quarter 2010 Results

Adjusted earnings before interest, taxes, depreciation, amortization, and stock-based compensation (“Adjusted EBITDA”) for the third quarter of 2010 was $3.9 million, compared to $5.4 million in the prior year quarter. Contributing to the decrease in adjusted EBITDA in the current quarter was a decrease of $1.0 million in the Home Health segment due principally to lower starts of care in Integrated Services, $0.4 million in pre-tax separation costs related to the resignation of the Company’s CFO and executive recruitment costs, and $0.2 million in pre-tax class action litigation costs. Additionally, the Company recorded a pre-tax reduction in management bonuses of approximately $1.0 million in the third quarter of 2010.

Home & Community segment net service revenues for the third quarter of 2010 were $57.3 million, a 6.4% increase compared to $53.9 million in the prior year quarter. The total segment revenue growth of $3.4 million came from a 2.5% organic growth rate plus $2.0 million from CarePro operations. Organic revenue growth was driven by the Illinois rate increase and ongoing sales efforts.

Home & Community gross profit margin increased to 25.3% in the third quarter of 2010, compared to 24.9% in the third quarter of 2009. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $5.9 million, or 10.3% of revenue, compared to $5.4 million, or 10.1% of revenue, in the prior year quarter.

Home Health segment net service revenues for the third quarter of 2010 were $12.5 million, a 3.0% decrease compared to $12.9 million in the prior year quarter. Home Health segment revenues include approximately $0.5 million from CarePro operations. The decrease in revenues was largely the result of lower starts of care in Integrated Services.

Home Health gross profit margin was 45.0% in the third quarter of 2010, compared to 48.2% in the prior year period. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $1.1 million, or 8.5% of revenues, compared to $2.1 million, or 15.9% of revenues, in the prior year quarter. The decline in Home Health operating income was primarily due to lower starts of care in the Integrated Services program, a slight increase in visits per episode and investments related to the expansion of the sales force.

Nine Month Review

Total net service revenues for the nine months ended September 30, 2010 were $201.6 million, a 4.1% increase compared to $193.6 million in the prior year period. The acquisition of CarePro contributed approximately $2.5 million in revenues.

Net income for the nine months ended September 30, 2010 of $4.5 million, or $0.43 per diluted share, including $0.02 per share in acquisition related expenses, was based on 10.6 million diluted shares outstanding. This compares to net income after preferred stock dividends of $1.9 million, or $1.04 per diluted share based on 5.2 million diluted shares outstanding, for the nine months ended September 30, 2009. Net income for the first nine months of 2009 before preferred stock dividends was $5.4 million.

Addus HomeCare Reports Third Quarter 2010 Results

Adjusted EBITDA for the nine months ended September 30, 2010 was $11.9 million, compared to $14.9 million in the prior year period.

Home & Community segment net service revenues for the first nine months of 2010 were $164.2 million, a 5.0% increase compared to $156.4 million in the prior year period. The total segment revenue growth of $7.8 million was attributable to a 3.7% organic growth rate plus $2.0 million in revenue from CarePro operations.

Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $16.9 million, compared to $15.8 million in the prior year period.

Home Health segment net service revenues for the nine months ended September 30, 2010 were $37.5 million, a 0.6% increase compared to $37.2 million in the prior year period. Home Health segment revenues include approximately $0.5 million attributable to CarePro operations.

Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $3.8 million, compared to $5.6 million in the prior year period.

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2010 third quarter and nine months financial results after the market close on Thursday, November 4, 2010. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on November 4, 2010. The toll-free number is (866) 314-9013 (international callers should call 617-213-8053), with the passcode: 15474536. A telephonic replay of the conference call will be available through midnight on November 11, 2010, by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 70303689.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

Addus HomeCare Reports Third Quarter 2010 Results

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Prospectus, filed with the Securities and Exchange Commission on October 29, 2009, in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2010, and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 10, 2010, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

Exhibit 99.1a

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Net service revenues	$69,842	$66,803	$201,612	$193,608
Cost of service revenues	49,710	47,148	142,924	136,588

Gross profit	20,132	19,655	58,688	57,020

General and administrative expenses	16,277	14,375	46,972	42,358
Depreciation and amortization	1,058	1,234	2,955	3,678

Total operating expenses	17,335	15,609	49,927	46,036

Operating income	2,797	4,046	8,761	10,984

Interest expense, net	855	1,021	2,323	3,189

Income from operations before taxes	1,942	3,025	6,438	7,795
Income tax expense	463	935	1,947	2,409

Net income	1,479	2,090	4,491	5,386

Less: Preferred stock dividends	—	(1,157)	—	(3,441)

Net income attributable to common shareholders	$1,479	$933	$4,491	$1,945

Income per common share:
Basic	$0.14	$0.92	$0.43	$1.91

Diluted	$0.14	$0.40	$0.43	$1.04

Weighted average number of common shares outstanding:
Basic	10,681	1,019	10,561	1,019

Diluted	10,681	5,162	10,561	5,167

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets

Current assets
Cash	$612	$518
Accounts receivable, net	75,712	70,491
Prepaid expenses and other current assets	8,719	6,937
Deferred tax assets	6,459	5,700
Income taxes receivable	93	732

Total current assets	91,595	84,378

Property and equipment, net	3,151	3,133

Other assets
Goodwill	63,702	59,482
Intangible assets, net	14,423	13,082
Deferred tax assets	64	509
Other assets	764	731

Total other assets	78,953	73,804

Total assets	$173,699	$161,315

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,600	$3,763
Accrued expenses	28,871	25,557
Current maturities of long-term debt	6,369	7,388
Deferred revenue	2,108	2,189

Total current liabilities	41,948	38,897

Long-term debt, less current maturities	44,152	41,851
Other long-term liabilities	1,103	—

Total stockholders’ equity	86,496	80,567

Total liabilities and stockholders’ equity	$173,699	$161,315

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2010	September 30, 2009

Net Income	$4,491	$5,386
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,955	3,678
Deferred income taxes	—	(249)
Change in fair value of financial instrument	(191)	(395)
Stock-based compensation	197	212
Amortization of debt issuance costs	118	530
Provision for doubtful accounts	3,158	2,097
Changes in operating assets and liabilities:
Accounts receivable	(8,379)	(15,366)
Prepaid expenses and other assets	(1,782)	(1,830)
Accounts payable	837	862
Accrued expenses	3,426	7,038
Deferred revenue	(81)	(304)
Income taxes	325	93

Net cash provided by operating activities	5,074	1,752

Acquisitions of businesses, net of acquired cash	(5,587)	(1,717)
Purchases of property and equipment	(524)	(356)

Net cash used in investing activities	(6,111)	(2,073)

Payments on term-loan	—	(4,987)
Net borrowings (repayments) on revolving credit loan	—	306
Net borrowings (repayments) on new term loan	5,000
Net borrowings (repayments) on new credit facility	(2,500)	—
Payments on dividend notes	(750)	—
Net borrowings (repayments) on other notes	(468)	1,509
Debt issuance costs	(151)	—

Net cash provided by (used in) financing activities	1,131	(3,172)

Net change in cash	94	(3,493)
Cash at the beginning of period	518	6,113

Cash at the end of the period	$612	$2,620

Segment Information (Unaudited)

	For the Three Months Ended September 30, 2010
	Home & Community	Home Health	Corporate	Total

Net service revenues	$57,311	$12,531	$—	$69,842
Cost of service revenues	42,812	6,898	—	49,710

Gross profit	14,499	5,633	—	20,132

General and administrative expenses	7,871	4,415	3,991	16,277
Depreciation and amortization	712	158	188	1,058

Total operating expenses	8,583	4,573	4,179	17,335

Operating income	$5,916	$1,060	$(4,179)	$2,797

	For the Three Months Ended September 30, 2009
	Home & Community	Home Health	Corporate	Total

Net service revenues	$53,886	$12,917	$—	$66,803
Cost of service revenues	40,459	6,689	—	47,148

Gross profit	13,427	6,228	—	19,655

General and administrative expenses	7,149	3,990	3,236	14,375
Depreciation and amortization	844	188	202	1,234

Total operating expenses	7,993	4,178	3,438	15,609

Operating income	$5,434	$2,050	$(3,438)	$4,046

	For the Nine Months Ended September 30, 2010
	Home & Community	Home Health	Corporate	Total

Net service revenues	$164,156	$37,456	$—	$201,612
Cost of service revenues	122,536	20,388	—	142,924

Gross profit	41,620	17,068	—	58,688

General and administrative expenses	22,774	12,835	11,363	46,972
Depreciation and amortization	1,947	479	529	2,955

Total operating expenses	24,721	13,314	11,892	49,927

Operating income	$16,899	$3,754	$(11,892)	$8,761

	For the Nine Months Ended September 30, 2009
	Home & Community	Home Health	Corporate	Total

Net service revenues	$156,387	$37,221	$—	$193,608
Cost of service revenues	117,079	19,509	—	136,588

Gross profit	39,308	17,712	—	57,020

General and administrative expenses	21,022	11,538	9,798	42,358
Depreciation and amortization	2,511	581	586	3,678

Total operating expenses	23,533	12,119	10,384	46,036

Operating income	$15,775	$5,593	$(10,384)	$10,984

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

General:

Adjusted EBITDA (in thousands) (1)	$3,924	$5,350	$11,913	$14,874
States served at period end			19	16
Locations at period end			134	120
Employees at period end			13,861	12,567

Home & Community

Average weekly census	21,335	20,236	20,725	20,176
Billable hours (in thousands)	3,371	3,248	9,795	9,600
Billable hours per business day	51,867	50,750	51,017	50,262
Revenues per billable hour	$17.00	$16.59	$16.76	$16.29

Home Health

Average weekly census:
Medicare	1,434	1,451	1,485	1,439
Non-Medicare	1,504	1,579	1,523	1,550
Medicare admissions (2)	1,960	1,995	6,190	5,797
Medicare revenues per episode completed	$2,646	$2,514	$2,587	$2,517

Percentage of Revenues by Payor:

State, local or other governmental	81%	81%	80%	82%
Medicare	11%	12%	12%	12%
Other	8%	7%	8%	6%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,479	$2,090	$4,491	$5,386
Net interest expense	855	1,021	2,323	3,189
Income tax expense	463	935	1,947	2,409
Depreciation and amortization	1,058	1,234	2,955	3,678
Stock-based compensation expense	69	70	197	212

Adjusted EBITDA	$3,924	$5,350	$11,913	$14,874

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.